Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Dan Bachus

Chief Financial Officer

Grand Canyon Education, Inc.

602-639-6648

Dan.bachus@gcu.edu

Media Contact:

Bob Romantic

Grand Canyon Education, Inc.

602-639-7611

Bob.romantic@gcu.edu

GRAND CANYON EDUCATION, INC. REPORTS

FOURTH QUARTER 2013 RESULTS

ARIZONA, February 20, 2014—Grand Canyon Education, Inc. (NASDAQ: LOPE), a regionally accredited provider of postsecondary education services focused on offering graduate and undergraduate degree programs in its core disciplines of education, healthcare, business and liberal arts, today announced financial results for the quarter ended December 31, 2013.

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Grand Canyon Education, Inc. Reports Fourth Quarter 2013 Results

For the three months ended December 31, 2013:

•	Net revenue increased 15.0% to $162.4 million for the fourth quarter of 2013, compared to $141.3 million for the fourth quarter of 2012.

•	At December 31, 2013, our enrollment was 59,658, an increase of 14.1% from our enrollment of 52,292 at December 31, 2012. Ground enrollment increased 32.6% to 10,078 from enrollment of 7,602 at December 31, 2012. Online enrollment increased 10.9% to 49,580 from enrollment of 44,690 at December 31, 2012.

•	Operating income for the fourth quarter of 2013 was $40.9 million, an increase of 22.9% as compared to $33.2 million for the same period in 2012. The operating margin for the fourth quarter of 2013 was 25.2%, compared to 23.5% for the same period in 2012. Excluding contributions made in lieu of state income taxes recorded during the periods, operating income would have been $43.4 million and $35.2 million for the fourth quarter of 2013 and 2012, respectively and operating margin was 26.7% and 24.9% respectively.

•	Adjusted EBITDA increased 20.4% to $52.5 million for the fourth quarter of 2013, compared to $43.6 million for the same period in 2012.

•	The tax rate in the fourth quarter of 2013 was 35.2% compared to 36.7% in the fourth quarter of 2012. The low effective tax rates in the fourth quarters of both 2013 and 2012 were primarily due to the University making contributions of $2.5 million in 2013 and $2.0 million in 2012 to school tuition organizations in lieu of state income taxes, which had the effect of increasing operating expenses and decreasing income tax expenses. Excluding contributions made in lieu of state income taxes recorded during the period, the effective tax rate would have been 39.0% and 40.3% for the fourth quarter of 2013 and 2012, respectively.

•	Net income increased 25.1% to $26.2 million for the fourth quarter of 2013, compared to $20.9 million for the same period in 2012.

•	Diluted net income per share was $0.56 for the fourth quarter of 2013, compared to $0.46 for the same period in 2012.

For the year ended December 31, 2013:

•	Net revenue increased 17.0% to $598.3 million for the year ended December 31, 2013, compared to $511.3 million for the year ended December 31, 2012.

•	Operating income for the year ended December 31, 2013 was $143.3 million, an increase of 25.6% as compared to $114.1 million for the same period in 2012. The operating margin for the year ended December 31, 2013 was 23.9%, compared to 22.3% for the same period in 2012. Excluding the contributions we made in lieu of state income taxes, operating income and operating margin for the year ended December 31, 2013 would have been $145.8 million and 24.4%, respectively. Excluding the contributions we made in lieu of state income taxes, operating income and operating margin for the year ended December 31, 2012 would have been $116.1 million and 22.7%, respectively.

•	Adjusted EBITDA increased 23.7% to $185.1 million for the year ended December 31, 2013, compared to $149.6 million for the same period in 2012.

•	The tax rate for the years ended December 31, 2013 and 2012 was 38.8% for both of the years. Excluding contributions made in lieu of state income taxes recorded during the period, the effective tax rate would have been 39.8% for both the years ended December 31, 2013 and 2012.

•	Net income increased 27.7% to $88.7 million for the year ended December 31, 2013, compared to $69.4 million for the same period in 2012.

•	Diluted net income per share was $1.92 for the year ended December 31, 2013, compared to $1.53 for the same period in 2012.

Balance Sheet and Cash Flow

As of December 31, 2013, the University had unrestricted cash and cash equivalents and investments of $164.2 million compared to $105.1 million at December 31, 2012 and restricted cash and cash equivalents at December 31, 2013 and December 31, 2012 of $64.4 million and $56.2 million, respectively.

The University generated $118.4 million in cash from operating activities for the year ended December 31, 2013 compared to $144.2 million for the same period in 2012. The decrease in cash generated from operating activities between the years ended December 31, 2013 and 2012 is primarily due to the timing of income tax and employee related payments and changes in student deposits and our working capital.

Net cash used in investing activities was $172.5 million and $131.5 million for the years ended December 31, 2013 and 2012, respectively. Our cash used in investing activities during 2013 was primarily related to the purchase of short-term investments and property and equipment, partially offset by proceeds received from the settlement of a note receivable and proceeds from the sale or maturity of short-term investments. Purchases of short-term investments, net of proceeds of these investments, was $108.4 million during the year ended December 31, 2013. Capital expenditures were $78.9 million and $97.7 million for the years ended December 31, 2013 and 2012, respectively. In 2013, capital expenditures primarily consisted of ground campus building projects including the construction costs for two additional dormitories and an expansion of our student union, which includes additional food services and library space to support our growing traditional student enrollment as well as purchases of computer equipment, other internal use software projects and furniture and equipment to support our increasing employee headcount. Also in late fall 2013 we commenced construction on an additional classroom building and a 1,000 bed residence hall to increase our capacity on the Phoenix, Arizona campus.In addition, during 2013 we spent $14.5 million to refurbish a building that is located less than two miles from our Phoenix, Arizona campus and is being used as office space for our employees. In 2012, capital expenditures primarily consisted of construction costs associated with two additional dormitories, an Arts and Science classroom building, a remodel of our student union, and a parking garage to support our increasing traditional student enrollment as well as purchases of computer equipment, internal use software projects and furniture and equipment. Also in 2012, we purchased an on campus dormitory that was previously leased. In the first half of 2014, we expect to complete construction on the new classroom building, a residence hall, and a second parking garage. In the second half of 2014 we will start construction on an additional classroom building that will be dedicated to our new Engineering and Information Technology programs, an additional residence hall that will accommodate another 1,000 students, and a new bookstore. In addition, in the Spring of 2014 we will begin construction of our Mesa, Arizona campus. The University currently has plans to spend approximately $170 million in the next two years in infrastructure and construction costs for the Mesa, Arizona campus which we believe will bring this new campus to a capacity of 5,000 students. We anticipate capital expenditures in the next two years for the projects described above as well as for technology enhancements and equipment for our growing employee base will be approximately $300 million.

Net cash provided by financing activities was $4.8 million and $71.3 million for the years ended December 31, 2013 and 2012, respectively. During 2013 proceeds from the exercise of stock options of $16.3 million and excess tax benefits from share-based compensation of $4.5 million were partially offset by $9.3 million used to purchase treasury stock in accordance with the University’s share repurchase program and principal payments on notes payable and capital leases totaling $6.7 million. During 2012, we received $99.2 million from our new credit facility, $8.0 million from the exercise of stock options partially offset by $15.2 million utilized to repurchase our common stock and $21.7 million used for payments on notes payable and capital lease obligations.

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Grand Canyon Education, Inc. Reports Fourth Quarter 2013 Results

2014 Outlook by Quarter

Q1 2014:	Net revenue of $165.0 million; Target Operating Margin 24.7%; Diluted EPS of $0.51 using 47.0 million diluted shares; student counts of 60,200

Q2 2014:	Net revenue of $154.5 million; Target Operating Margin 22.5%; Diluted EPS of $0.43 using 47.5 million diluted shares; student counts of 55,700

Q3 2014:	Net revenue of $167.5 million; Target Operating Margin 24.7%; Diluted EPS of $0.51 using 47.8 million diluted shares; student counts of 66,400

Q4 2014:	Net revenue of $181.0 million; Target Operating Margin 27.5%; Diluted EPS of $0.62 using 48.0 million diluted shares; student counts of 66,200

Full Year 2014:	Net revenue of $668.0 million; Target Operating Margin 24.9%; Diluted EPS of $2.07 using 47.7 million diluted shares

Forward-Looking Statements

This news release contains “forward-looking statements” which include information relating to future events, future financial performance, strategies expectations, competitive environment, regulation, and availability of resources. These forward-looking statements include, without limitation, statements regarding: projections, predictions, expectations, estimates, and forecasts as to our business, financial and operating results, and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: our failure to comply with the extensive regulatory framework applicable to our industry, including Title IV of the Higher Education Act and the regulations thereunder, state laws and regulatory requirements, and accrediting commission requirements; the ability of our students to obtain federal Title IV funds, state financial aid, and private financing; risks associated with changes in applicable federal and state laws and regulations and accrediting commission standards, including pending rulemaking by the Department of Education; potential damage to our reputation or other adverse effects as a result of negative publicity in the media, in the industry or in connection with governmental reports or investigations or otherwise, affecting us or other companies in the for-profit postsecondary education sector; our ability to properly manage risks and challenges associated with potential acquisitions of, or investments in, new businesses, acquisitions of new properties, or the expansion of our campus to new locations; our ability to hire and train new, and develop and train existing, faculty and employees; the pace of growth of our enrollment; our ability to convert prospective students to enrolled students and to retain active students; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis; industry competition, including competition for qualified executives and other personnel; risks associated with the competitive environment for marketing our programs; failure on our part to keep up with advances in technology that could enhance the online experience for our students; the extent to which obligations under our loan agreement, including the need to comply with restrictive and financial covenants and to pay principal and interest payments, limits our ability to conduct our operations or seek new business opportunities; our ability to manage future growth effectively; general adverse economic conditions or other developments that affect job prospects in our core disciplines; and other factors discussed in reports on file with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

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Grand Canyon Education, Inc. Reports Fourth Quarter 2013 Results

Conference Call

Grand Canyon Education, Inc. will discuss its fourth quarter 2013 results and 2014 outlook during a conference call scheduled for today, February 20, 2014 at 4:30 p.m. Eastern time (ET). To participate in the live call, investors should dial 877-815-5362 (domestic and Canada) or 706-679-7806 (international), passcode 36746840 at 4:25 p.m. (ET). The Webcast will be available on the Grand Canyon Education, Inc. Web site at www.gcu.edu.

A replay of the call will be available approximately two hours following the conclusion of the call, at 855-859-2056 (domestic) or 404-537-3406 (international), passcode 36746840. It will also be archived at www.gcu.edu in the investor relations section for 60 days.

About Grand Canyon Education, Inc.

Grand Canyon Education, Inc. is a regionally accredited provider of postsecondary education services focused on offering graduate and undergraduate degree programs in its core disciplines of education, healthcare, business, and liberal arts. In addition to its online programs, it offers programs on ground at its approximately 133 acre traditional campus in Phoenix, Arizona and onsite at facilities we lease and at facilities owned by third party employers. Approximately 59,700 students were enrolled as of December 31, 2013. For more information about Grand Canyon Education, Inc., please visit http://www.gcu.edu.

Grand Canyon Education, Inc. is regionally accredited by The Higher Learning Commission of the North Central Association of Colleges and Schools (NCA), http://www.ncahlc.org. Grand Canyon University, 3300 W. Camelback Road, Phoenix, AZ 85017, www.gcu.edu.

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Grand Canyon Education, Inc. Reports Fourth Quarter 2013 Results

GRAND CANYON EDUCATION, INC.

Consolidated Income Statements

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
(In thousands, except per share data)	(Unaudited)		(Unaudited)
Net revenue	$162,443	$141,298	$598,335	$511,257
Costs and expenses:
Instructional costs and services	67,971	58,819	254,419	220,403
Admissions advisory and related, including $838 and $647 for the three months ended December 31, 2013 and 2012, respectively, and $3,412 and $2,313 for the year ended December 31, 2013 and 2012, respectively, to related parties	26,160	23,215	97,077	85,917
Advertising	15,038	13,008	60,985	51,023
Marketing and promotional	1,527	1,313	5,644	4,360
General and administrative	10,870	11,696	36,934	35,502

Total costs and expenses	121,566	108,051	455,059	397,205

Operating income	40,877	33,247	143,276	114,052
Interest expense	(609)	(260)	(2,244)	(699)
Interest and other income	104	19	3,863	71

Income before income taxes	40,372	33,006	144,895	113,424
Income tax expense	14,215	12,097	56,184	43,977

Net income	$26,157	$20,909	$88,711	$69,447

Earnings per share:
Basic income per share	$0.58	$0.47	$1.98	$1.57

Diluted income per share	$0.56	$0.46	$1.92	$1.53

Basic weighted average shares outstanding	45,026	44,167	44,731	44,332

Diluted weighted average shares outstanding	46,712	45,364	46,131	45,251

Grand Canyon Education, Inc. Reports Fourth Quarter 2013 Results

GRAND CANYON EDUCATION, INC.

Adjusted EBITDA

Adjusted EBITDA is defined as net income plus interest expense net of interest income, plus income tax expense, and plus depreciation and amortization (EBITDA), as adjusted for (i) the amortization of prepaid royalty payments recorded in conjunction with a settlement of a dispute with our former owner; (ii) contributions to Arizona school tuition organizations in lieu of the payment of state income taxes, which we typically make in the fourth quarter of a fiscal year; (iii) share-based compensation and (iv) one-time, unusual charges or gains, such as litigation and regulatory reserves, exit or lease termination costs or the gain recognized on the settlement of the note receivable. We present Adjusted EBITDA because we consider it to be an important supplemental measure of our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA, and our loan agreement requires us to comply with covenants that include performance metrics substantially similar to Adjusted EBITDA. All of the adjustments made in our calculation of Adjusted EBITDA are adjustments to items that management does not consider to be reflective of our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Royalty expenses paid to our former owner, contributions made to Arizona school tuition organizations in lieu of the payment of state income taxes, share-based compensation, one time unusual charges or gains such as estimated litigation and regulatory reserves, exit costs, contract and lease termination fees, and the gain recognized on the settlement of notes receivable are not considered reflective of our core performance.

We believe Adjusted EBITDA allows us to compare our current operating results with corresponding historical periods and with the operational performance of other companies in our industry because it does not give effect to potential differences caused by variations in capital structures (affecting relative interest expense, including the impact of write-offs of deferred financing costs when companies refinance their indebtedness), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the book amortization of intangibles (affecting relative amortization expense), and other items that we do not consider reflective of underlying operating performance. We also present Adjusted EBITDA because we believe it is frequently used by securities analysts, investors, and other interested parties as a measure of performance.

In evaluating Adjusted EBITDA, investors should be aware that in the future we may incur expenses similar to the adjustments described above. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine, or non-recurring. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for net income, operating income, or any other performance measure derived in accordance with and reported under GAAP or as an alternative to cash flow from operating activities or as a measure of our liquidity. Some of these limitations are that it does not reflect:

•	cash expenditures for capital expenditures or contractual commitments;

•	changes in, or cash requirement for, our working capital requirements;

•	interest expense, or the cash required to replace assets that are being depreciated or amortized; and

•	the impact on our reported results of earnings or charges resulting from the items for which we make adjustments to our EBITDA, as described above and set forth in the table below.

In addition, other companies, including other companies in our industry, may calculate these measures differently than we do, limiting the usefulness of Adjusted EBITDA as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered as a substitute for net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We compensate for these limitations by relying primarily on our GAAP results and only use Adjusted EBITDA as a supplemental performance measure.

The following table provides a reconciliation of net income to Adjusted EBITDA, which is a non-GAAP measure for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(Unaudited, in thousands)
Net income	$26,157	$20,909	$88,711	$69,447
Plus: interest expense net of interest income	505	241	2,027	628
Plus: income tax expense	14,215	12,097	56,184	43,977
Plus: depreciation and amortization	6,761	6,065	25,141	21,627

EBITDA	47,638	39,312	172,063	135,679

Plus: royalty to former owner	74	74	296	296
Plus: contributions made in lieu of state income taxes	2,500	2,000	2,500	2,000
Plus: estimated litigation and regulatory reserves	—	147	3,937	3,807
Less: gain on proceeds received from note receivable	—	—	(3,646)	—
Plus: share-based compensation	2,268	2,063	9,936	7,811

Adjusted EBITDA	$52,480	$43,596	$185,086	$149,593

Grand Canyon Education, Inc. Reports Fourth Quarter 2013 Results

GRAND CANYON EDUCATION, INC.

Consolidated Balance Sheets

	As of December 31,
(In thousands, except par value)	2013	2012
	(Unaudited)
ASSETS:
Current assets
Cash and cash equivalents	$55,824	$105,111
Restricted cash and cash equivalents	64,368	55,964
Investments	108,420	—
Accounts receivable, net	7,217	7,951
Note receivable secured by real estate	—	27,000
Income taxes receivable	3,599	—
Deferred income taxes	5,159	5,481
Other current assets	19,116	12,667

Total current assets	263,703	214,174
Property and equipment, net	339,596	269,162
Restricted cash	—	225
Prepaid royalties	4,641	5,299
Goodwill	2,941	2,941
Other assets	5,219	3,122

Total assets	$616,100	$494,923

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities
Accounts payable	$24,231	$14,174
Accrued compensation and benefits	20,093	18,812
Accrued liabilities	14,554	17,467
Income taxes payable	7	8,704
Student deposits	66,772	57,745
Deferred revenue	32,816	28,614
Due to related parties	454	523
Current portion of capital lease obligations	89	87
Current portion of notes payable	6,607	6,601

Total current liabilities	165,623	152,727
Capital lease obligations, less current portion	497	587
Other noncurrent liabilities	6,811	7,405
Deferred income taxes, non-current	11,832	7,045
Notes payable, less current portion	86,493	93,100

Total liabilities	271,256	260,864

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000 shares authorized; 0 shares issued and outstanding at December 31, 2013 and 2012	—	—
Common stock, $0.01 par value, 100,000 shares authorized; 48,890 and 47,136 shares issued and 46,045 and 44,716 shares outstanding at December 31, 2013 and 2012, respectively	489	471
Treasury stock, at cost, 2,845 and 2,420 shares of common stock at December 31, 2013 and 2012, respectively	(48,432)	(39,136)
Additional paid-in capital	132,904	102,133
Accumulated other comprehensive income (loss)	358	(223)
Retained earnings	259,525	170,814

Total stockholders’ equity	344,844	234,059

Total liabilities and stockholders’ equity	$616,100	$494,923

Grand Canyon Education, Inc. Reports Fourth Quarter 2013 Results

GRAND CANYON EDUCATION, INC.

Consolidated Statements of Cash Flows

	Year Ended December 31,
(In thousands)	2013	2012
	(Unaudited)
Cash flows provided by operating activities:
Net income	$88,711	$69,447
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	9,936	7,811
Excess tax benefits from share-based compensation	(4,469)	(1,427)
Amortization of notes payable issuance costs	—	244
Provision for bad debts	19,897	18,012
Depreciation and amortization	25,437	21,923
Gain on note receivable	(3,646)	—
Loss on asset disposal	—	1,106
Deferred income taxes	5,472	(518)
Changes in assets and liabilities:
Restricted cash and cash equivalents	(8,404)	151
Accounts receivable	(19,163)	(14,148)
Prepaid expenses and other	(7,316)	(1,920)
Due to/from related parties	(69)	296
Accounts payable	8,563	(630)
Accrued liabilities	(1,756)	15,719
Income taxes receivable/payable	(7,769)	20,593
Deferred rent	(204)	503
Deferred revenue	4,202	6,891
Student deposits	9,027	143

Net cash provided by operating activities	118,449	144,196

Cash flows used in investing activities:
Capital expenditures	(78,948)	(97,653)
Purchase of land and building related to off-site development	(14,542)	(7,223)
Investment in note receivable secured by real estate	—	(27,000)
Proceeds received from note receivable	29,187	—
Restricted funds held for derivative collateral and legal matter	225	330
Purchases of investments	(168,953)	—
Proceeds from sale or maturity of investments	60,533	—

Net cash used in investing activities	(172,498)	(131,546)

Cash flows provided by financing activities:
Principal payments on notes payable and capital lease obligations	(6,689)	(21,744)
Proceeds from notes payable	—	99,210
Notes payable modification costs	—	(428)
Repurchase of common shares including share withheld in lieu of income taxes	(9,296)	(15,242)
Net proceeds from exercise of stock options	16,278	8,049
Excess tax benefits from share-based compensation	4,469	1,427

Net cash provided by financing activities	4,762	71,272

Net (decrease) increase in cash and cash equivalents	(49,287)	83,922
Cash and cash equivalents, beginning of year	105,111	21,189

Cash and cash equivalents, end of year	$55,824	$105,111

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$2,176	$606
Cash paid during the year for income taxes	$59,892	$32,810
Cash received for income tax refunds	$728	$7,938
Supplemental disclosure of non-cash investing and financing activities
Purchases of property and equipment included in accounts payable and deferred rent	$1,494	$3,291
Shortfall tax expense from share-based compensation	$209	$283
Tax benefit of Spirit warrant intangible	$267	$267

Grand Canyon Education, Inc. Reports Fourth Quarter 2013 Results

The following is a summary of our student enrollment at December 31, 2013 and December 31, 2012 by degree type and by instructional delivery method:

	December 31, 2013(1)		December 31, 2012(1)
	# of Students	% of Total	# of Students	% of Total
Graduate degree (2)	22,476	37.7%	19,395	37.1%
Undergraduate degree	37,182	62.3%	32,897	62.9%

Total	59,658	100.0%	52,292	100.0%

	December 31, 2013(1)		December 31, 2012(1)
	# of Students	% of Total	# of Students	% of Total
Online(3)	49,580	83.1%	44,690	85.5%
Ground (4)	10,078	16.9%	7,602	14.5%

Total	59,658	100.0%	52,292	100.0%

(1)	Enrollment at December 31, 2013 and 2012 represents individual students who attended a course during the last two months of the calendar quarter. Included in enrollment at December 31, 2013 and 2012 are students pursuing non-degree certificates of 487 and 440, respectively. The December 31, 2012 amount also included 229 high school dual credit students. We are no longer including these students in our enrollment.
(2)	Includes 4,285 and 3,065 students pursuing doctoral degrees at December 31, 2013 and 2012, respectively.
(3)	As of December 31, 2013 and 2012, 43.5% and 41.9%, respectively, of our working adult students (online and professional studies students) were pursuing graduate or doctoral degrees.
(4)	Includes our traditional on-campus students, as well as our professional studies students.